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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


Form 15 - Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number 0-12659

                            U.S. Shelter Corporation
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             (Exact name of registrant as specified in its charter)

             201 Lavinia Avenue, Greenville, SC 29601 (864) 242-6631
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $1 par value
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Rule 12g-4(a)(1)(i)     [ ]                Rule 12h-3(b)(1)(i)    [x]
Rule 12g-4(a)(1)(ii)    [ ]                Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]


Approximate number of holders of record as of the certification or notice date:
2,123 holders of record as of September 30, 1999

Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Shelter Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 28, 1999

U.S. SHELTER CORPORATION

By:  /s/ William D. Richardson
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     William D. Richardson
     Sole Director and President